Exhibit 21

SUBSIDIARIES OF NETSCOUT

Name	Jurisdiction of Incorporation

NetScout Systems Security Corporation	Massachusetts
NetScout Systems Canada, Inc.	Ontario, Canada
NetScout Systems (UK) Limited	England and Wales
NetScout Systems A.C. (UK) Limited	England
NetScout Systems UK Holdings Ltd.	England
NetScout Service Level Corporation	Delaware
NetScout Systems (HK) Limited	Hong Kong
NetScout Systems Mexico, S.A. de C.V.	Mexico
NetScout Systems Singapore Pte Ltd.	Singapore
NetScout Systems Norway AS	Norway
NetScout Systems Italy Srl	Italy
NetScout Systems India Private Limited.	India
NetScout Systems Technology Representation Brasil Ltda	Brazil
NetScout Systems Japan K.K.	Japan
NetScout Systems Germany GmbH NetScout Systems Australia Pty Ltd Servicios A Terceros, S.C. Civil Society	Germany Australia Mexico
Network General International Corporation	Delaware
Network General Technology	Cayman Islands
Network General Holdings Cayman	Cayman Islands
Network General Central Corporation	Delaware
Fidelia Technology, Inc.	Delaware
Network General Brazil Comercio e Servicos Ltd	Brazil
Network General, BV	Netherlands
Network General Europe Ltd.	United Kingdom
NetScout Systems Software Private Limited India	India
Starburst Holdings I, LLC	Delaware
Starburst Holdings II, LLC	Delaware
Psytechnics Limited	England
Fox Replay B.V.	Netherlands
Simena, LLC	Virginia
ONPATH Technologies, LLC	New Jersey